EXHIBIT 99.1
For Immediate Release:

CONTACT:	Jeanne Moore, Genesis HealthCare
484-949-5647

GENESIS HEALTHCARE ACQUIRES
SUN HEALTHCARE GROUP, INC.

[Kennett Square, PA] December 3, 2012- Genesis HealthCare (Genesis), one of the nation's largest providers of skilled nursing and rehabilitation care, today announced that effective December 1, 2012 it completed the acquisition of Sun Healthcare Group, Inc. (Sun) (NASDAQ GS: SUNH). Based in Irvine, California, Sun is a healthcare services company serving primarily the senior population. Sun owns SunBridge Healthcare, LLC, which, directly and through affiliates, operates skilled nursing facilities, assisted and independent living centers, and behavioral health centers in 23 states. Sun also owns SunDance Rehabilitation, CareerStaff Unlimited, and SolAmor Hospice.

Under the terms of the agreement, Genesis acquired Sun for $8.50 per share of common stock in cash. The aggregate amount of the merger consideration was approximately $215 million, excluding closing costs and the repayment of approximately $89 million of Sun indebtedness. Genesis financed the transaction using borrowings under a term loan and available cash.

The merger of the two companies has created one of the largest skilled nursing providers in the country, with 422 skilled nursing centers in 29 states. It has also expanded Genesis HealthCare's rehabilitation therapy business to more than 1,500 contracts in 46 states. The new company will have nearly 80,000 employees and combined annual revenue of approximately $4.6 billion. The Genesis HealthCare headquarters will remain in Kennett Square, Pennsylvania.

Simultaneous with the Genesis / Sun merger, Sun's SolAmor Hospice segment was sold to Life Choice Hospice, a provider of in-home hospice care, for approximately $85 million. Net cash sale proceeds of $75 million were used to repay Genesis senior indebtedness. Genesis owns an approximate one-third interest in Life Choice Hospice.

“This is an exciting time for Genesis HealthCare,” states Genesis Chief Executive Officer George V. Hager, Jr. “The addition of Sun's portfolio enables us to expand the breadth of services we provide nationwide and creates economies of scale that better position Genesis for the challenges facing the post-acute care industry in years to come. We have an exceptional leadership team in the new combined company, and we look forward to providing our expanded portfolio the same exceptional care our patients and residents have come to know and trust. We are also excited to partner with healthcare leaders across the country to create solutions to today's healthcare challenges.”

Barclays served as Genesis' exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, Williams Mullen and Arnall Golden Gregory LLP acted as its legal advisors.
MTS Health Partners, L.P. served as Sun's exclusive financial advisor, and O'Melveny & Myers LLP acted as its legal advisor.
About Genesis HealthCare
Genesis HealthCare is one of the nation's largest skilled nursing care providers with more than 400 skilled nursing centers and assisted living residences in 29 states nationwide. Genesis also supplies rehabilitation therapy to over 1,500 healthcare providers in 46 states. Visit our website at www.genesishcc.com.

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